Exhibit 10.3

STAY BONUS AGREEMENT

     This Agreement is made as of April 5, 2004 by and between Wilsons The Leather Experts Inc., a Minnesota corporation (hereinafter, “Wilsons”) and Peter G. Michielutti (hereinafter, the “Executive”).

RECITALS

     A. Wilsons has determined that it is in the best interests of Wilsons to retain the services of the Executive, and

     B. Wilsons has determined to increase the likelihood of retaining the Executive and to provide further incentives for the Executive to assist Wilsons in achieving its objectives by agreeing to make certain bonus payments to the Executive if certain conditions are satisfied, and

     C. Wilsons desires to set out in writing the terms and conditions under which those bonuses will be paid, and

     D. By signing this Agreement, the Executive is accepting the terms and conditions of those bonuses.

     NOW, THEREFORE, the parties agree as follows:

1.	Total Bonus Payment. The total amount of bonuses that are potentially payable to the Executive under this Agreement is $212,000 (hereinafter, the “Bonus Amount”). Each payment of any portion of the Bonus Amount under this Agreement will be reduced by applicable withholdings for taxes and other legally required items.

2.	Payment of Bonuses. The Executive will receive the following payments with respect to the Bonus Amount, provided the conditions specified for each payment are satisfied.

a.	The Executive will be entitled to payment of $100,000 if (i) both of the performance criteria contained in subparagraphs 2(a)(i) and 2(a)(ii) below (the “June Performance Criteria”) are achieved on or before June 15, 2004 and Executive is employed by Wilsons on the day on which the June Performance Criteria are achieved or (ii) the Executive is terminated by Wilsons without Cause prior to June 15, 2004. For purposes of this Agreement, the June Performance Criteria are:

(i)	at least $25.0 million in principal amount of the 11 1/4% senior notes due August 15, 2004 (the “Senior Notes”) shall have been paid in full, including all accrued interest thereon, or shall have been refunded, renewed, refinanced or extended for other securities, provided that (A) any refunding, renewal, refinancing or extension of the Senior Notes with debt or equity securities shall have terms providing for no mandatory payment or repayment of principal or mandatory redemption in whole or in part prior to January 28, 2006, and (B) of the remaining $5.6 million or less in principal amount of the Senior Notes, no default shall exist thereunder, the payment when due of all principal and accrued interest thereon would not, with or without notice or lapse of time or both, constitute a default under any other indebtedness of Wilsons, and the Board of Directors shall have determined, in good faith, that Wilsons will be able to make such repayment of such remaining Senior Notes in full when due; and

(ii)	the Fourth Amended and Restated Credit Agreement dated as of April 23, 2002 among Wilsons Leather Holding Inc., the Lenders signatory thereto from time to time, General Electric Capital Corporation, GECC Capital Markets Group, Inc., The CIT Group/Business Credit, Inc. and Wells Fargo Retail Finance LLC, as amended by amendments prior to and after the date of this Agreement (the “Credit Agreement”), or any revolving credit agreement entered into by Wilsons in substitution therefor, (A) shall be in full force and effect, and no defaults shall exist thereunder that have not been waived, (B) shall permit Wilsons to finance all of its projected borrowing and letter of credit needs throughout the remainder of the fiscal year ending January 29, 2005 and all of the fiscal year ending January 28, 2006 without further amendments or waivers, as determined by the Board of Directors of Wilsons in good faith, and (C) shall permit the payments, refundings, renewals, refinancings or extensions referred to in subparagraph 2(a)(i) above without the occurrence of any event that, with or without notice or lapse of time or both, would constitute a default under the Credit Agreement or substitute therefor;

provided, however, that nothing stated herein shall require the Board of Directors to authorize any refundings, renewals, refinancings or extensions, agreements or amendments of the nature referred to in subparagraphs 2(a)(i) or 2(a)(ii) above that the Board, in good faith, does not deem to be in the best interests of Wilsons.

Any payment due to Executive under the provisions of this subparagraph 2(a) will be made as soon as administratively feasible following the attainment of the June Performance Criteria.

b.	The Executive will be entitled to payment of $112,000 if (i) the performance criteria contained in subparagraph 2(b)(i) below and the specific position performance criteria contained in subparagraph 2(b)(ii) below (collectively, the “Year-End Performance Criteria”) are achieved on or before January 29, 2005, as determined by the Chief Executive Officer and the President of Wilsons, and Executive is employed by Wilsons on January 29, 2005 or (ii) the Executive is terminated by Wilsons without Cause prior to January 29, 2005.

(i)	For purposes of this subparagraph 2(b), the performance criteria are:

(a)	Executive shall demonstrate effective leadership in a difficult environment;

(b)	Executive shall collaborate effectively with others on the leadership team;

(c)	Executive shall proactively engage in the strategies and tactical plans to deliver results;

(d)	Executive shall model appropriate behavior and require the same of direct reports; and

(e)	Executive shall prepare regular status reports identifying progress toward goals and objectives.

(ii)	For purposes of this subparagraph 2(b), the specific position performance criteria are:

(a)	Executive shall maximize cash flow, capital and selling, general and administrative expense initiatives;

(b)	Executive shall develop measurable, predictive business performance metrics to enable Wilsons to better manage results for the fiscal year ending January 29, 2005 and to be used for fiscal year 2005 objectives;

(c)	Executive shall develop analyses to enable Wilsons to better understand fall merchandising risk and incorporate into receipt mix;

(d)	Executive shall track reverse cannibalization of store closures; and

(e)	Executive shall proactively meet with the Chairman and President of Wilsons on a regularly scheduled basis to identify specific approaches to enhance Wilsons’ performance during the fiscal year ending January 29, 2005.

Any payment due to the Executive under the provisions of this subparagraph 2(b) will be made as soon as administratively feasible following January 29, 2005.

c.	If the Executive becomes disabled while employed by Wilsons after the date hereof and remains so disabled until the date a bonus is payable under either subparagraph 2(a) or 2(b), the Executive will be deemed to be employed by Wilsons on the applicable date solely for purposes of applying subparagraph 2(a) and/or 2(b), as the case may be, and the June Performance Criteria and/or the Year-End Performance Criteria, as the case may be, shall be deemed to have been achieved. To be “disabled” for purposes of this subparagraph 2(c), the Executive must be prevented from engaging in active employment by an illness or injury that meets the requirements for receiving benefits under the short term disability program sponsored by Wilsons during the period that program applies, and thereafter must meet the requirements for receiving disability benefits under the Social Security Act.

d.	If the Executive dies while employed by Wilsons during the period commencing on the date hereof through and including January 29, 2005, the Executive will be deemed to have survived and continued in the employ of Wilsons solely for purposes of applying subparagraph 2(a) and/or 2(b), as the case may be, and the June Performance Criteria and/or the Year-End Performance Criteria, as the case may be, shall be deemed to have been achieved, but any bonus payable under such subparagraphs shall be paid to the Executive’s estate.

3.	Incentive Plan. Any Bonus Amount payable to Executive pursuant to this Agreement shall be in addition to, and not in lieu of, any incentive award payable to Executive for the fiscal year ending January 29, 2005 under Wilsons’ Executive and Key Management Incentive Plan.

4.	Not an Employment Contract. This Agreement does not constitute a contract of employment with Wilsons or guarantee that the Executive will remain employed by Wilsons for any particular period of time. Nothing in this Agreement changes the Executive’s status as an “at will” employee of Wilsons or interferes in any way with the right of Wilsons to terminate the Executive’s employment at any time, with or without Cause and with or without notice.

5.	Cause Definition. “Cause” shall mean:

a.	the commission by the Executive of any act of embezzlement against Wilsons or any of its subsidiaries;

b.	the conviction of the Executive for, or entry by the Executive of a guilty plea to, any felony which has a material adverse effect upon the business, operating results, financial condition or employee, supplier or customer relations generally of Wilsons and its subsidiaries, taken as a whole, or which precludes the Executive from performing his duties for at least 90 days;

c.	the conviction of the Executive for any crime involving dishonesty with respect to Wilsons (i) intended by the Executive to result in personal enrichment of the Executive at the expense of Wilsons or its subsidiaries or (ii) which has a material adverse effect upon the business, operating results, financial condition or employee, supplier or customer relations generally of Wilsons and its subsidiaries, taken as a whole;

d.	the absence by the Executive from employment with Wilsons for a period of more than 90 days after the date of this Agreement without the approval of the Board of Directors of Wilsons other than for vacations, illness, injury or disability; or

e.	willful misconduct by the Executive, which misconduct has not been cured within 20 days following notification thereof to the Executive (or if such misconduct is cured within 20 days after such notice of misconduct is received, but the same misconduct occurs again at any time thereafter).

6.	Assignment. Wilsons may in its sole discretion assign this Agreement to any entity or individual which succeeds to some or all of the business of Wilsons through merger, consolidation, a sale of some or all of the assets of Wilsons, or any similar transaction. The Executive acknowledges that the services to be rendered by Executive to Wilsons are unique and personal, and that the Executive therefore may not assign any of Executive’s rights or obligations under this Agreement to anyone.

7.	Successors. Subject to Paragraph 6, the provisions of this Agreement shall be binding on the parties hereto, on any successor or assign of Wilsons, and on the Executive’s heirs or any personal representative of the Executive or the Executive’s estate.

8.	Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles.

9.	Amendment. This Agreement may be amended only in writing, signed by both parties.

     IN WITNESS HEREOF, the parties have executed this Agreement effective as of the date set forth above.

EXECUTIVE	WILSONS THE LEATHER EXPERTS INC.

/s/ Peter G. Michielutti	By	/s/ David L. Rogers

Peter G. Michielutti		Its	President